Exhibit 2.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2004 (except for Note 14, as to which the date is February 26, 2004), in the Registration Statement (Form N-2, Post-Effective Amendment No. 2, No. 333-113859) and related Prospectus of American Capital Strategies, Ltd. dated August 2, 2004.

/s/    Ernst & Young LLP

July 28, 2004

McLean, Virginia